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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the use in this Amendment No. 3 to Registration Statement No. 333-127526 on Form S-1 of our report dated August 14, 2005 (                        , 2006 as to the effects of the stock split described in Note 20) relating to the consolidated financial statements of Crocs, Inc. appearing in the Prospectus, which is part of this Registration Statement.

        We also consent to the reference to us under the heading "Experts" in such prospectus.

Denver, Colorado
                        , 2006

        The consolidated financial statements give effect to a 233.62 for 1 stock split of the common stock of Crocs, Inc. which will take place prior to the effective date of the registration statement of which this prospectus is a part. The preceding consent is in the form which will be furnished by Deloitte & Touche LLP, an independent registered public accounting firm, upon completion of the 233.62 for 1 stock split of the common stock of Crocs, Inc. described in Note 20 to the financial statements and assuming that from August 14, 2005 to the date of such completion no other material events have occurred that would affect the consolidated financial statements or require disclosure therein.

/s/ Deloitte & Touche LLP
Denver, Colorado
January 6, 2006

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Consent of Independent Registered Public Accounting Firm